Consent of Independent Auditors'

          The Stockholders and Board of Directors
          North Fork Bancorporation, Inc.:

          We consent to incorporation by reference in the Registration Statement on Form S-8 of North Fork Bancorporation, Inc., filed December 31 1996, of our report dated January 16, 1996, relating to the consoldiated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, changes in stocholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. Our report with respect to these fincancial statements, which includes an explanatory paragraph related to changes in accounting principles, appears in the Annual Report on Form 10-K of North Fork Bancorporation, Inc., for the fiscal year ended December 31, 1995.

          (signed) KPMG Peat Marwick LLP

          New York, New York
          December 30, 1996